UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 7, 2010

ANPATH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123655	20-1602779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Rolling Hill Road, Suite 2A Mooresville, NC 28117
(Address of Principal Executive Offices/Zip Code)

(704) 658-3350
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

Anpath Group, Inc. (Anpath Group, or the Company), announced today that it has reached an agreement with its senior secured note holder on the terms of a restructuring to reduce substantially the Company's funded indebtedness.

In order to implement the restructuring and improve its capital structure, Anpath Group expects to file a Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware (the "Court"), and seek Court approval of a pre-arranged reorganization plan as soon as possible. The Company expects operations of its wholly-owned subsidiary, EnviroSystems, Inc. (ESI), to continue as usual during the reorganization process.  The Company expects to seek Court approval of the pre-arranged plan as soon as possible and anticipates emerging from Chapter 11 this summer.
As part of the restructuring, the Company has arranged with several lenders, including the Company’s existing senior secured note holder, an incremental pari passu lending program to provide continued funding to the Company which has started to be drawn upon and will continue to be available to fund the Company's operations during the reorganization process.

As presently contemplated, the agreement with its senior secured indebtedness, including the providers of the incremental senior lending facility, provides that all senior secured indebtedness, which is estimated to be approximately $2.4 million including accrued interest, will be exchanged for 61% of the common stock in the reorganized Company. The plan agreed to by the senior lenders calls for the balance of Company pro forma common stock ownership to be allocated 34% to holders of the Company's,  subordinated unsecured notes, which are estimated to be approximately $1.7 million including accrued interest, and  5% to the Company’s existing shareholders. The plan is subject to approval by the holders of the subordinated unsecured notes.  There can be no assurance that the restructuring plan will be approved by the Court.

The Company issued a press release on May 7, 2010 announcing the Company had reached agreement to restructure senior secured debt and expects to file a voluntary chapter 11 petition to implement restructuring, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated May 7, 2010

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANPATH GROUP, INC.
	By:	/s/ J. Lloyd Breedlove
J. Lloyd Breedlove
Date: May 7, 2010		President & CEO